Exhibit 99.1

Masimo Reports First Quarter 2011 Financial Results

Product revenue exceeds $100 million for first time in company’s history

Q1 2011 Highlights (compared to Q1 2010):

•	Total revenue, including royalties, rose 14% to $113.0 million

•	Product revenue rose 18% to $101.6 million

•	Masimo SET® and Masimo rainbow® SET unit shipments rose 16% to 43,100

•	Masimo rainbow revenue rose 39% to $7.4 million

•

GAAP EPS was $0.30 compared to $0.44 in Q1 2010, which included $0.20 in one-time items related to the antitrust lawsuit victory in Q1 2010. Excluding these one-time items, GAAP EPS of $0.30 was up 25% from an adjusted EPS of $0.24 in Q1 2010

Irvine, California, May 3, 2011 – Masimo (NASDAQ: MASI) today announced its financial results for the first quarter ended April 2, 2011.

Masimo’s total revenue, including royalties, for the first quarter rose 14% to $113.0 million, compared to $98.8 million for the first quarter of 2010. Masimo’s first quarter product revenue rose 18% to $101.6 million, compared to $85.9 million for the first quarter of 2010. Revenue from Masimo rainbow products rose 39% to $7.4 million in the first quarter, compared to $5.3 million for the first quarter of 2010.

Net income for the first quarter was $18.0 million, or $0.30 per diluted share, compared to reported net income of $26.7 million, or $0.44 per diluted share, in the first quarter of 2010 and compared to adjusted net income of $14.3 million, or $0.24 per diluted share, in the first quarter of 2010. Adjusted earnings per share in the first quarter of 2010 excludes $0.20 per diluted share from the net of a $30.1 million one-time gain related to an antitrust lawsuit victory and offset by $10.9 million in one-time grants and marketing initiatives. One-time grants in the first quarter of 2010 included a $10.3 million donation to establish the Masimo Foundation for Ethics, Innovation and Competition in Healthcare.

During the first quarter, the company shipped approximately 43,100 Masimo SET pulse oximetry and Masimo rainbow SET Pulse CO-Oximetry units, excluding handheld units, up 16% compared to approximately 37,100 in the same prior year period. Masimo estimates its worldwide installed base as of April 2, 2011 to be 890,000 units, up 18% from 757,000 units as of April 3, 2010.

Joe Kiani, Chairman and Chief Executive Officer of Masimo, said, “We continue to experience increasing global demand for our breakthrough technologies as evidenced by our new highs in product revenue and driver shipments in the quarter. We continue to pursue our mission to improve patient outcomes and reduce the cost of care by taking noninvasive monitoring to new sites and applications.”

As of April 2, 2011, cash, cash equivalents and short-term investments totaled $105.6 million, compared to $88.3 million as of January 1, 2011.

Conference Call

Masimo will hold a conference call today at 1:30 p.m. PT (4:30 p.m. ET) to discuss the results. The dial-in numbers are (888) 520-7182 for domestic callers and +1 (706) 758-3929 for international callers. The reservation code for both dial-in numbers is 58223656. After the live webcast, the call will be available on Masimo’s website through June 3, 2011. In addition, a telephonic replay of the call will be available through May 17, 2011. The replay dial-in numbers are (800) 642-1687 for domestic callers and +1 (706) 645-9291 for international callers. Please use reservation code 58223656.

About Masimo

Masimo (NASDAQ: MASI) is the global leader in innovative noninvasive monitoring technologies that significantly improve patient care—helping solve “unsolvable” problems. In 1995, the company debuted Measure-Through Motion and Low Perfusion pulse oximetry, known as Masimo SET®, which virtually eliminated false alarms and increased pulse oximetry’s ability to detect life-threatening events. More than 100 independent and objective studies demonstrate Masimo SET provides the most reliable SpO2 and pulse rate measurements even under the most challenging clinical conditions, including patient motion and low peripheral perfusion. In 2005, Masimo introduced rainbow® SET Pulse CO-Oximetry™ technology, allowing noninvasive and continuous monitoring of blood constituents that previously required invasive procedures, including total hemoglobin (SpHb®), oxygen content (SpOC™), carboxyhemoglobin (SpCO®), methemoglobin (SpMet®), and Pleth Variability Index (PVI®), in addition to SpO2, pulse rate, and perfusion index (PI). In 2008, Masimo introduced Patient SafetyNet™, a remote monitoring and wireless clinician notification system designed to help hospitals avoid preventable deaths and injuries associated with failure to rescue events. In 2009, Masimo introduced rainbow Acoustic Monitoring™, the first-ever noninvasive and continuous monitoring of acoustic respiration rate (RRa™). Masimo’s rainbow SET technology platform offers a breakthrough in patient safety by helping clinicians detect life-threatening conditions and helping guide treatment options. In 2010, Masimo acquired SEDLine®, a pioneer in the development of innovative brain function monitoring technology and devices. Masimo SET and Masimo rainbow SET technologies can also be found in over 100 multiparameter patient monitors from over 50 medical device manufacturers around the world. Founded in 1989, Masimo has the mission of “Improving Patient Outcomes and Reducing Cost of Care … by Taking Noninvasive Monitoring to New Sites and Applications®.” Additional information about Masimo and its products may be found at www.masimo.com.

Forward-Looking Statements

All statements other than statements of historical facts included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements including, in particular, the statements about: our financial condition, results of operations and business generally; expectations regarding our ability to design and deliver innovative new noninvasive technologies; and global demand for our technologies. These forward-looking statements are based on management’s current expectations and beliefs and are subject to uncertainties and factors, all of which are difficult to predict and many of which are beyond our control and could cause actual results to differ materially and adversely from those described in the forward-looking statements. These risks include, but are not limited to, those related to: our dependence on Masimo SET and Masimo rainbow SET products and technologies for substantially all of our revenue; any failure in protecting our intellectual property exposure to competitors’ assertions of intellectual property claims; the highly competitive nature of the markets in which we sell our products and technologies; any failure to continue developing innovative products and technologies; the lack of acceptance of any of our current or future products and technologies; obtaining regulatory approval of our current and future products and technologies; the risk that the implementation of our international realignment will not continue to produce anticipated operational and financial benefits, including a continued lower effective tax rate; the loss of our customers; the failure to retain and recruit senior management; product liability claims exposure; a failure to obtain expected returns from the amount of intangible assets we have recorded; the maintenance of our brand; the impact of the decline in the worldwide credit markets on us and our customers; the amount and type of equity awards that we may grant to employees and service providers in the future; and other factors discussed in the “Risk Factors” section of our most recent periodic reports filed with the Securities and Exchange Commission (“SEC”), which you may obtain for free on the SEC’s website at www.sec.gov. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, even if subsequently made available by us on our website or otherwise. We do not undertake any obligation to update, amend or clarify these forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

# # #

Investor Contact: Sheree Aronson	Media Contact: Dana Banks
Vice President, Investor Relations, Masimo Corporation	Manager, Public Relations, Masimo Corporation
(949) 297-7043	(949) 297-7348
saronson@masimo.com	dbanks@masimo.com

Masimo, SET, Signal Extraction Technology, Improving Patient Outcome and Reducing Cost of Care… by Taking Noninvasive Monitoring to New Sites and Applications, Rainbow, SpHb, SpOC, SpCO, SpMet, PVI, Rainbow Acoustic Monitoring, RRa, Radical-7, Rad-87, Rad-57,Rad-8, Rad-5,Pulse CO-Oximetry, Pulse CO-Oximeter, and SEDLine are trademarks or registered trademarks of Masimo Corporation.

MASIMO CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands)

	April 2, 2011	January 1, 2011
ASSETS
Current assets
Cash and cash equivalents	$105,604	$88,305
Accounts receivable, net of allowance for doubtful accounts	51,886	49,694
Royalties receivable	11,772	12,000
Inventories	42,163	45,028
Prepaid expenses	4,881	7,887
Deferred tax assets	12,541	12,555
Other current assets	2,940	2,136

Total current assets	231,787	217,605
Deferred cost of goods sold	51,918	47,184
Property and equipment, net	15,249	15,951
Intangible assets, net	10,462	10,497
Deferred tax assets	12,576	12,560
Other assets	5,996	6,438

Total assets	$327,988	$310,235

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$17,791	$22,150
Accrued compensation	14,253	21,074
Accrued liabilities	9,869	9,832
Income taxes payable	4,490	722
Deferred revenue	16,694	16,369
Current portion of capital lease obligations	46	50

Total current liabilities	63,143	70,197
Deferred revenue	1,390	1,554
Capital lease obligations, less current portion	110	122
Other liabilities	8,669	8,323

Total liabilities	73,312	80,196

Equity
Masimo Corporation stockholders’ equity:
Common stock	60	59
Treasury stock	(1,209)	(1,209)
Additional paid-in capital	228,796	222,206
Accumulated other comprehensive income	797	925
Retained earnings	23,677	5,664

Total Masimo Corporation stockholders’ equity	252,121	227,645
Noncontrolling interest	2,555	2,394

Total equity	254,676	230,039

Total liabilities and equity	$327,988	$310,235

MASIMO CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited, in thousands, except per share amounts)

	Three Months Ended
	April 2, 2011	April 3, 2010
Revenue:
Product	$101,577	$85,866
Royalty	11,465	12,899

Total revenue	113,042	98,765
Cost of goods sold	36,210	29,228

Gross profit	76,832	69,537
Operating expenses:
Selling, general and administrative	41,468	49,311
Research and development	9,975	9,410
Antitrust litigation proceeds	—	(29,968)

Total operating expenses	51,443	28,753

Operating income	25,389	40,784
Non-operating income (expense)	194	(347)

Income before provision for income taxes	25,583	40,437
Provision for income taxes	7,429	14,273

Net income including noncontrolling interests	18,154	26,164
Net (income) loss attributable to the noncontrolling interests	(141)	546

Net income attributable to Masimo Corporation	$18,013	$26,710

Net income per share attributable to Masimo Corporation stockholders:
Basic	$0.30	$0.46

Diluted	$0.30	$0.44

Weighted average shares used in per share calculations:
Basic	59,598	58,267

Diluted	60,991	60,464

Cash dividend declared per share	$—	$2.00

The following table presents details of the share-based compensation expense that is included in each functional line item in the condensed consolidated statements of income above (in thousands):

	Three Months Ended
	April 2, 2011	April 3, 2010
Cost of goods sold	$146	$93
Selling, general and administrative	2,515	2,077
Research and development	772	648

Total	$3,433	$2,818

MASIMO CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Three Months Ended
	April 2, 2011	April 3, 2010
Cash flows from operating activities:
Net income including noncontrolling interests	$18,154	$26,164
Adjustments to reconcile net income including noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	2,044	1,577
Share-based compensation	3,433	2,818
Provision for doubtful accounts	72	233
Provision for obsolete inventory	376	249
Provision for warranty costs	699	619
Income tax benefit from exercise of stock options granted prior to January 1, 2006	751	555
Excess tax deficit (benefit) from share-based payment arrangements	198	(1,383)
Changes in operating assets and liabilities:
Increase in accounts receivable	(2,263)	(7,375)
(Increase) decrease in royalties receivable	228	(500)
(Increase) decrease in inventories	2,489	(2,388)
Increase in deferred cost of goods sold	(4,673)	(1,902)
Decrease in prepaid expenses	3,028	1,375
Increase in other assets	(356)	(1,013)
Increase (decrease) in accounts payable	(4,375)	4,256
Decrease in accrued compensation	(6,981)	(2,646)
Decrease in accrued liabilities	(721)	(724)
Increase in income taxes payable	3,555	11,401
Increase in deferred revenue	161	4,429
Increase in other liabilities	361	313

Net cash provided by operating activities	16,180	36,058

Cash flows from investing activities:
Purchase of short-term investments	—	(75,986)
Proceeds from sale and maturities of short-term investments	—	56,989
Purchases of property and equipment	(808)	(1,885)
Increase in intangible assets	(498)	(264)

Net cash used in investing activities	(1,306)	(21,146)

Cash flows from financing activities:
Repayments of capital lease obligations	(16)	(15)
Proceeds from issuance of common stock	2,628	5,354
Excess tax (deficit) benefit from share-based payment arrangements	(198)	1,383
Dividends paid	—	(117,506)

Net cash provided by (used in) financing activities	2,414	(110,784)
Effect of foreign currency exchange rates on cash	11	(29)

Net increase (decrease) in cash and cash equivalents	17,299	(95,901)
Cash and cash equivalents at beginning of period	88,305	132,054

Cash and cash equivalents at end of period	$105,604	$36,153